Exhibit 99.1

Phone: (562) 623-4040                                        Fax: (562) 623-4050


                                 Bluetorch Inc.

                         12607 Hidden Creek Way, Suite S
                           Cerritos, California 90703


April  11,  2005

Dear  Fellow  Shareholders:

In March 2005, we made two important public announcements that will have an important impact on the Company and its shareholders. On March 18, 2005, we outlined a new strategic direction for the Company, which included writing down the Company's investments in two of our subsidiaries, Total Sports Distribution, Inc. ("TSD") and Unboxed Distribution, Inc. ("UDI"). Then, on March 29, 2005, we announced a 2500-to-1 reverse split of the common stock. These announcements have generated questions from shareholders and others. The purpose of this letter is to provide additional answers and explanations about the actions announced. If, after reviewing this letter, you have any further questions, I encourage you to contact us.

Management and the board of directors did not take any of these decisions lightly, devoting considerable thought and discussion to these matters before taking the actions underlying the announcements. The new strategic direction and the corresponding need for the reverse split of the common stock were determined by a number of factors, including:

     1. The failure of TSD and UDI to generate sufficient sales to justify and pay the minimum royalty obligations owed to the licensors of Airwalk apparel (TSD), TSABrand apparel (TSD) and Bluetorch apparel (UDI). Given the disappointing revenue results within both TSD and UDI, the considerable minimum royalty obligations were clearly a threat to the Company's survival.

     2. The need to remove "Bluetorch" from our corporate name per our Mutual Settlement and Release Agreement ("MSRA") with the Bluetorch apparel licensor.

     3. The necessity of attracting additional capital to execute our new strategic plan of acquiring and/or investing in profitable and cash flow positive entities within various consumer products categories.

The following brief chronological summary of facts and circumstances will hopefully allow you to gain a greater understanding of the rationale regarding the decisions by the Company's board of directors.

As announced on July 14, 2004, Mark Connors was hired as President of TSD, at which time he immediately began the process of creating a new national sales force of independent sales representatives. Simultaneously, he began a dialogue with, and met with, many major national retailers as it pertained to orders for 2005 delivery. The feedback from both the new sales representatives and major retailers was generally positive. One of these national retailers stated that they wanted Airwalk apparel to have a 12-month multi-category presence in their stores. Based upon this specific dialogue, and the various conversations with other major retailers, the Company came to an initial internal forecast of $6 to $8 million in revenues for TSD in 2005. As previously announced, the Company anticipated that TSD, as a result of Airwalk apparel sales, would contribute the vast majority of the Company's collective revenue for 2005. Based on this internal projected forecast, the Company therefore believed that the collective (all subsidiaries) revenue forecast of $4 to $6 million for 2005 was conservative - and communicated this forecast in the November 19, 2004 letter to shareholders.

However, in January 2005, it became apparent that TSD would experience a shortfall in anticipated cash flow and revenues from sales of Airwalk apparel. In particular, the major national retailer that had alluded to wanting a 12-month presence for Airwalk apparel went through management changes resulting in a different direction in apparel, one that did not include Airwalk. Moreover, it became clear that the sales levels required to justify and pay the minimum annual royalties for Airwalk apparel, $920,000 in 2005 and $3,960,000 in 2006 through 2008, were not going to be achieved. Facing these financial realities, the board of directors and management initiated negotiations with the Airwalk apparel licensor and were able to avoid financial disaster involving millions of dollars in potential liabilities by agreeing to a MSRA between TSD and the Airwalk apparel licensor.

In turn, these financial realities were also going to negatively impact TSD's ability to market TSABrand apparel as TSD was relying on the cash flow generated from Airwalk apparel to invest in the marketing and promotion of the TSABrand.

Similarly, we determined that anticipated UDI cash flow and revenues were not going to be met and the minimum annual royalties, $130,000 in 2005 and $300,000 in 2006, were not going to be satisfied. Again, the board of directors and management were able to negotiate and execute a MSRA between the Bluetorch apparel licensor, UDI and Bluetorch Inc. One of the conditions of this MSRA was that the Company would drop "Bluetorch" from its corporate name.

As stated in a previous release, the Company will continue forward with its Island Tribe, Inc. subsidiary. Not only do we remain upbeat about the long-term future of this surf apparel brand, but we are not financially handicapped with any minimum royalties, given our equity ownership agreement as compared to a licensing agreement.

Given these circumstances, the board of directors and management reviewed and evaluated all aspects of the Company's business and, after considerable discussion, decided to undertake a new strategic direction to pursue investments only in businesses that are profitable, generate positive cash flow, have experienced management and a reasonable expectation of business expansion. The board of directors believes that this new direction will reduce the risks and uncertainties to the Company and shareholders, while offering the best opportunity for increasing shareholder value. While management has identified and initiated preliminary discussions with several potential acquisition/investment candidates, there are no present agreements, arrangements or understandings for any acquisition/investment and there is no assurance that any will occur.

The change of name required by the MSRA between Bluetorch Inc., UDI and the Bluetorch apparel licensor requires an amendment to the Company's articles of incorporation, by the affirmative vote of holders of a majority of the outstanding common shares. Because there is uncertainty as to whether such a vote could be obtained due to the widespread common shareholdings, the board of directors was advised that holders of the Company's Series C Preferred Stock ("Series C") would convert 250,000 of the Series C into 250,000 common shares. After giving effect to the previously announced 2500-to-1 reverse common stock split, there will be approximately 217,000 issued and outstanding shares before the above conversion of 250,000 Series C shares. The conversion of the 250,000 Series C will provide the Company with the requisite majority vote to amend the Company's articles of incorporation in order to change the Company's name.

Following this conversion, there will be 9,750,000 shares of Series C shares outstanding out of an original issuance of 10,000,000.


The Company's Series C was authorized and issued prior to the Company electing to become a Business Development Company ("BDC") with the Securities and Exchange Commission. Our governing instruments provide that such Series C shares are not subject to dilution, so they are not affected by the reverse stock split.

In conclusion, the management and board of directors believe these undertakings, including the MSRA's with the licensors, the corresponding write down of investments in the TSD and UDI subsidiaries, the stock split which allows the company to execute a name change while simultaneously making the Company more attractive as an investment vehicle, were the correct and prudent decisions.

Please note that we have postponed the effective date of the reverse stock split one week, to April 18, 2005. At that time, we will give notice by public announcement of the new trading symbol that we will be required to obtain.

The board of directors and management are very disappointed with the Company's past performance, yet we are optimistic that the new direction the Company is pursuing offers greater opportunity for success. We are most appreciative of the continued patience, understanding and interest of our shareholders during these difficult times.


Sincerely,


Bruce  MacGregor
President  and  Chief  Executive  Officer